Exhibit 10.1
NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy, Suite 990
Minnetonka, Minnesota 55305
June 21, 2017
Bahram Akradi
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
BahramA@lifetimefitness.com

Dear Mr. Akradi:
Bahram Akradi (“Akradi”) and Northern Oil and Gas, Inc. (the “Company”), in consideration of the respective representations, warranties, covenants, agreements and conditions set forth in this letter agreement (this “Agreement”), and, intending to be legally bound, hereby agree as follows:
1.    Board Nomination and Other Company Matters.
a.    Promptly after the execution of this Agreement, the Company agrees that the Board of Directors of the Company (the “Board”) shall take all necessary actions to increase the size of the Board to eight directors and shall appoint Akradi as a director of the Company.
b.    Akradi acknowledges that all members of the Board, including Akradi, are required to comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and preserve, while serving on the Board and anytime thereafter, the confidentiality of Company business and information (including discussions of matters considered in meetings of the Board or Board committees). As long as Akradi complies with the Company’s securities trading policies and applicable law, Akradi may acquire additional shares of the Company’s common stock, par value $0.001, or dispose of any shares of such common stock he holds. For the avoidance of doubt, no provision of this Agreement and no action taken by the Board in connection herewith shall be construed as an approval by the Board for Mr. Akradi to become an “interested shareholder” pursuant to Section 302A.673 of the Minnesota Business Corporation Act. Akradi acknowledges that he shall be required to provide to the Company the information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company from time to time. Akradi shall provide the Company with the information contemplated by this Section 1(b) with such other information concerning Akradi as is required to be disclosed under applicable law or stock exchange regulations.
2.    2018 Annual Meeting. Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement:
a.    At the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”), Akradi will vote all shares of the Company’s common stock, par value $0.001 (the “Common Stock”) that he is entitled to vote at the 2018 Annual Meeting in accordance with the Board’s recommendation with respect to any proposal (i) requesting the ratification of the Company’s independent registered public accounting firm, (ii) to approve, on an advisory basis, the compensation of Company’s named executive officers under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (iii) brought by a shareholder of the Company pursuant to Section 14a-8 of the Exchange Act.

b.    From the date hereof until 11:59 p.m. (central time) on the date of the 2018 Annual Meeting (such period, the “Standstill Period”), Akradi will not, and will not encourage any third party to, initiate or propose any shareholder proposal or seek the nomination of any candidate as a director of the Company at the 2018 Annual Meeting.
c.    During the Standstill Period, Akradi will not, and will not encourage any third party to, “solicit” (as such term is defined in Rule 14a‑1(l) under the Exchange Act) shareholders of the Company with respect to the approval of any shareholder proposal or the nomination or election of any candidate as a director of the Company in opposition to the recommendation of the Board.
d.    During the Standstill Period, Akradi will not, and will not encourage any third party to, call or seek to have called, any special meeting of the shareholders of the Company.
3.    Non-Disparagement.
a.    Until the earlier of (x) the time that Akradi is no longer a member of the Board, and (y) the end of the Standstill Period, Akradi will not engage in any conduct or solicit, make or cause to be made, any statement or opinion or communicate any information (whether oral or written) (collectively, “Conduct”) that is calculated to or reasonably could be expected to have the effect of (i) undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon the Company, or any of its representatives acting on its behalf, or the Company’s affiliates and associates under its control, or (ii) accusing or implying that the Company, or any of its representatives acting on its behalf, or the Company’s affiliates and associates under its control, engaged in any wrongful, unlawful or improper conduct; except, in each case, with respect to any claim (A) relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement and (B) that cannot be waived by law (collectively, the “Excluded Claims”).
b.    The foregoing covenants in this Section 3 will not apply to any (i) non-public oral statements made directly to a party hereto or its representatives, (ii) compelled testimony or production, either by legal process, subpoena or otherwise, and (iii) response to any request for information from any governmental authority having jurisdiction over a party, so long as no action of such party, or any representative acting on its behalf, invited or suggested such request.
4.    Additional Agreements.
a.    Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement, Akradi agrees that, while he is a member of the Board, he will recuse himself from all matters (including participating in any way with the discussion of such matters) which relate to any and all litigation of the Company involving or relating to Michael Reger.
b.    Subject to the compliance in all material respects by the Company and the Board with their obligations under this Agreement, Akradi also agrees that until the earlier of (x) the time that Akradi is no longer a member of the Board, and (y) the end of the Standstill Period, he will not, directly or indirectly, in any manner:
i.    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock;
ii.    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than in accordance with this Agreement;
iii.    purchase and acquire shares of Common Stock that do not include all voting rights for such shares;

iv.    (A)    seek to have the Company or any of its affiliates or associates waive or make amendments or modifications to its respective charter, bylaws or other applicable governing documents, or other actions that may impede or facilitate the acquisition of control of such Company, or such Company affiliate or associate, by any person, (B) seek to cause a class of securities of the Company or any of its affiliates or associates to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (C) seek to cause a class of equity securities of the Company or any of its affiliates or associates to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

v.    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

vi.    make any public request or submit any public proposal to amend or waive the terms of this Agreement, and

vii.    issue any press release or make any public announcement regarding or relating to the Company, the Board or the subject matter of this Agreement without the prior written approval of the Company.

c.    The parties hereto agree that the Company shall issue a press release promptly after the date of this Agreement announcing that Akradi has been or will be appointed as a director of the Company, in substantially the form attached to this Agreement as Exhibit A, and the Company will file a Form 8‑K with respect to this Agreement in substantially the form attached to this Agreement as Exhibit B. The Company acknowledges that Akradi will file an amendment to his Schedule 13D in compliance with Section 13 of the Exchange Act reporting his entry into this Agreement, disclosing applicable items to conform to his obligations hereunder and appending this Agreement as an exhibit thereto.
5.    Miscellaneous.
a.    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written, and prior and contemporaneous oral, agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be modified or waived only by a separate writing executed by Akradi and the Company expressly so modifying or waiving this Agreement.
b.    Money damages would be an inadequate remedy for breach of this Agreement by Akradi or the Company, as applicable, because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached, the irreparable injury that would be suffered by the non-breaching party in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. Therefore, Akradi and the Company will be entitled to specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach by Akradi or the Company, as applicable, and Akradi and the Company further waive any requirement for the securing or posting of any bond in connection with any such remedy and shall not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Such remedy shall not be deemed to be the sole or exclusive remedy for any breach of this Agreement by Akradi or the Company, as applicable, but shall be in addition to all other remedies available at law or equity to the non-breaching party. The provisions of this Agreement shall be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought. Accordingly, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Agreement.
c.    This Agreement, and any claims arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction. Each of Akradi and the Company (i) irrevocably agrees that any suit, action or proceeding arising out of, relating to or associated with this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or his or its successors or assigns shall be brought and determined exclusively in the courts of the State of Minnesota or any federal court within the State of Minnesota, (ii) consents to submit himself or itself to the personal jurisdiction of the aforesaid courts and agrees that he or it will not bring any suit, action or proceeding arising out of, relating to or associated with this Agreement in any court other than the aforesaid courts, (iii) agrees that he or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, and (iv) irrevocably waives, and will not assert, to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such courts is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
d.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either the Company or Akradi without the prior written consent of the other parties, and any attempt to do so will be void. Subject to the preceding sentence, all the terms and provisions of this Agreement will inure to the benefit of and will be enforceable by the successors, assigns, heirs, executors and administrators of the Company and Akradi, as applicable. Except as otherwise expressly set forth herein, nothing contained in this Agreement will create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor, heir, executor, administrator (as applicable) or permitted assignee of such party.
e.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, Northern Oil and Gas, Inc. By /s/ Erik Romslo Name: Erik Romslo Title: EVP, General Counsel and Secretary
Confirmed and agreed to as of the date
first written above:
Bahram Akradi

/s/ Bahram Akradi